UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Tower Automotive, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

891707101

(CUSIP Number)

May 19, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 891707101		Page 2 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 891707101		Page 3 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 891707101		Page 4 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) OO; HC

CUSIP No. 891707101		Page 5 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) IN; HC

CUSIP No. 891707101		Page 6 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 891707101		Page 7 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P. SE

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) PN; HC

CUSIP No. 891707101		Page 8 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 891707101		Page 9 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Equity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 891707101		Page 10 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Distressed and Credit Opportunity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 891707101		Page 11 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Jackson Investment Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) CO; HC

CUSIP No. 891707101		Page 12 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Credit Trading Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 891707101		Page 13 of 20 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Aragon Investments, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,182,900 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 891707101	Page 14 of 20 Pages

Item 1.
(a)	Name of Issuer TOWER AUTOMOTIVE, INC.
(b)	Address of Issuer’s Principal Executive Offices 27175 Haggerty Road Novi, MI 48377

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)	Citizenship
Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Illinois limited partnership
GLB Partners, L.P. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited partnership
Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited liability company
Kenneth Griffin 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 U.S. Citizen
Citadel Wellington Partners L.P. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Illinois limited partnership
Citadel Wellington Partners L.P. SE c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Delaware limited partnership

CUSIP No. 891707101		Page 15 of 20 Pages

Citadel Kensington Global Strategies Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Bermuda company
Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company
Citadel Distressed and Credit Opportunity Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company
Citadel Jackson Investment Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company
Citadel Credit Trading Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Cayman Islands company
Aragon Investments, Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603 Bermuda company
	2(d)	Title of Class of Securities Common Stock, par value $0.01 per share
	(e)	CUSIP Number 891707101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

CUSIP No. 891707101		Page 16 of 20 Pages

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CITADEL LIMITED PARTNERSHIP

GLB PARTNERS, L.P.

CITADEL INVESTMENT GROUP, L.L.C.

KENNETH GRIFFIN

CITADEL WELLINGTON PARTNERS L.P.

CITADEL WELLINGTON PARTNERS L.P. SE

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

CITADEL EQUITY FUND LTD.

CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.

CITADEL JACKSON INVESTMENT FUND LTD.

CITADEL CREDIT TRADING LTD.

ARAGON INVESTMENTS, LTD.

	(a)	Amount beneficially owned: 4,182,900 shares of Common Stock
	(b)	Percent of class: Approximately 7.2% as of the date of this filing (based on 58,035,678 shares of Common Stock issued and outstanding as of May 3, 2004).
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0

CUSIP No. 891707101	Page 17 of 20 Pages

(ii) Shared power to vote or to direct the vote See item (a) above.
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of See item (a) above.

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

CUSIP No. 891707101	Page 18 of 20 Pages

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 25th day of May, 2004		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner		Adam C. Cooper, Senior Managing Director and General Counsel

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Adam C. Cooper	By:	Citadel Limited Partnership,
	Adam C. Cooper, Senior Managing Director and General Counsel		its Portfolio Manager

		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL WELLINGTON PARTNERS		ARAGON INVESTMENTS, LTD.
L.P.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CUSIP No. 891707101	Page 19 of 20 Pages

CITADEL WELLINGTON PARTNERS		CITADEL CREDIT TRADING LTD.
L.P. SE

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL DISTRESSED AND CREDIT
OPPORTUNITY FUND LTD.

By:	Citadel Limited Partnership,
its Portfolio Manager

By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing Director and General Counsel

CUSIP No. 891707101	Page 20 of 20 Pages

CITADEL KENSINGTON GLOBAL		CITADEL JACKSON INVESTMENT
STRATEGIES FUND LTD.		FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel